Exhibit (d)(viii)

Emerge ETF Trust

INVESTMENT SUB-ADVISORY AGREEMENT

with

Emerge Capital Management, Inc.

This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of this ___ day of ____________, _____, by and between Emerge Capital Management, Inc., a New York corporation with its principal place of business at 325 Delaware Avenue, Suite 204, Buffalo, NY 14202 (the “Adviser”), and Zevin Asset Management, LLC, a Massachusetts limited liability company with its principal place of business located at 2 Oliver Street, Suite 806, Boston, MA 02109 (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, Emerge ETF Trust (the “Trust”) is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated [_____________], as may be amended or restated from time to time, with the Trust (the “Investment Advisory Agreement”);1 and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some of the services for which the Adviser is responsible under the Investment Advisory Agreement; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund listed in Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”), as such Schedule may be amended from time to time upon mutual agreement of the parties.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.       Appointment of Sub-Adviser. The Adviser hereby appoints Sub-Adviser to act as a sub-adviser for the Funds, subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of the Adviser. Sub-Adviser shall provide investment advice and recommendations regarding the management and the investment and reinvestment of the assets of the Funds in accordance with such investment strategies and within such guidelines and limitations as the Adviser and Sub-Adviser shall agree from time to time (the “Investment Guidelines”). Sub-Adviser hereby accepts such appointment and agrees during such period, subject to oversight of the Board and the Adviser, to render the services and to assume the obligations set forth herein.

[1]	Note to Draft: Date of investment management agreement between Emerge and the ETF to be inserted when executed.

2.       Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of the Agreement, the Sub-Adviser shall provide investment advice and make recommendations to Adviser on a non-discretionary basis, and Adviser may take or reject such advice and recommendations in Adviser’s discretion, relating to the investment program for the portion of the Funds’ assets allocated to Sub-Adviser by Adviser, from time to time, which may consist of all, a portion or none of a Fund’s assets (the “Sub-Advised Portion”), including with respect to: (i) the purchase of, subscription for or trade in any investments for the Sub-Advised Portion, (ii) the retention of any investments in the Sub-Advised Portion, and (iii) the sale, redemption, or exchange of any investments in the Sub-Advised Portion, each in accordance with (i) the Investment Guidelines, (ii) the Funds’ respective investment objectives, guidelines, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), (iii) the Trust’s Agreement and Declaration of Trust as may be amended or supplemented from time to time (“Declaration of Trust”), and (iv) any written instructions or policies which the Board or the Adviser may deliver to the Sub-Adviser from time to time and the policies and procedures adopted by the Trust pursuant to Rule 38a-1 of the 1940 Act that are applicable to the Fund (together, the “Policies”), and subject to the following:

a. Unless otherwise specifically and expressly indicated in this Agreement, the services to be provided by Sub-Adviser under this Agreement are strictly limited to the provision of non-binding, non-discretionary advice with respect to the formation and implementation of the investment program with respect to the Sub-Advised Portion. Without limiting the foregoing, Sub-Adviser is not authorized and shall not be required under this Agreement, to place purchase and sales orders on behalf of the Funds and to consider the income tax implications thereof, to select or monitor brokers, custodians, administrators or any other service providers to the Funds, or to take any action with respect to voting any securities, or advising on litigation or class actions involving securities, held by the Funds. All purchase and sale orders with respect to the Funds will be placed by the Adviser. Nothing in this Agreement shall in any way limit the right of the Board or the Adviser to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise their right to control the overall management and investment of the assets of the Fund (including with respect to the marketing of the Fund or decisions to close or liquidate the Fund). For the avoidance of doubt, the Adviser may employ a sustainable investing strategy for the Fund as described in the Prospectus, and the Sub-Adviser hereby acknowledges and consents to the Adviser employing such strategy. The Sub-Adviser will use its commercially reasonable best efforts in performing the services to be provided by it pursuant to this Agreement and to cooperate with the Adviser in support of its efforts to implement the Funds’ investment strategy, including engaging in discussions, as appropriate, regarding the investment and reinvestment of the assets in the Sub-Advised Portion and the related trading strategies.

b. The Sub-Adviser will be an independent contractor and unless otherwise expressly provided and authorized in writing by the Trust, the Fund, or the Adviser, has no authority to act for or represent Adviser or the Funds or the Trust in any way, including in any litigation or administrative proceeding involving the Fund or any security or investment held by the Fund, or in any way be deemed an agent for Adviser or the Funds.

c. Upon the Adviser’s reasonable request, Sub-Adviser shall review and comment on selected portions relating to Sub-Adviser and/or the Investment Guidelines of the Prospectus, registration statement, other offering documents and marketing materials prepared by the Adviser (or its affiliates) for the Fund. Sub-Adviser shall promptly notify the Adviser if any information in the registration statement or other materials that it has reviewed is (or will become) inaccurate or incomplete.

d. Sub-Adviser shall provide Adviser a file containing the security holdings in its recommendations for the Sub-Advised Portion in an Excel format (or other mutually agreed upon format), which shall consist of not less than 20 securities. Sub-Adviser agrees to provide Adviser with updates as Sub-Adviser amends and modifies its recommendations as soon as reasonably practical.

e. Sub-Adviser shall make itself reasonably available to Adviser for consultation and due diligence reviews.

f. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with (i) the Prospectus, (ii) the written instructions and directions of the Adviser and of the Board, (iii) the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time and provided to the Sub-Adviser, (iv) the Policies, (v) the requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”), and the rules under each, and all other applicable federal and state laws and regulations, (vi) the Investment Guidelines, and (vii) the terms of this Agreement, all as may be amended or supplemented from time to time and as provided to the Sub-Adviser.

g. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Board or the Trust’s Chief Compliance Officer the information required to be supplied under this Agreement. The Sub-Adviser shall maintain all books and records with respect to matters involving the Sub-Advised Portion as are required by applicable laws and regulations, including Rule 31a-1, Rule 31a-2 and Rule 31a-3 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Sub-Advised Portion required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by applicable laws and regulations, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by applicable laws and regulations under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser, with reasonable costs of any such transfer to be borne by the Adviser).

h. The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Fund.

i. The Sub-Adviser will not act for, represent, or purport to bind the Trust, the Fund, or the Adviser in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund (including, without limitation, class action lawsuits, regulatory or government victim funds, and bankruptcy proceedings)(collectively, “Proceedings”). Sub-Adviser will not file proofs of claims relating to the securities comprising the Sub-Advised Portion or any other matter. The Sub-Adviser does, however, agree that it will promptly notify the Adviser of any Proceedings involving the Fund or any security or investment currently or formerly held in the Fund of which Sub-Adviser is aware (“Legal Matters”). Sub-Adviser agrees to cooperate with the Adviser to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Funds and/or the Adviser may reasonably request, with the reasonable costs of any such cooperation to be borne by the Adviser; provided, that if in the reasonable written opinion of counsel to the Sub-Adviser, there exists a conflict of interest between the Sub-Adviser and the Adviser that cannot be waived, then Sub-Adviser shall have no further obligation to cooperate hereunder with respect to that Legal Matter.

j. In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or U.S. Securities and Exchange Commission (“SEC”) rules or regulations applicable to the Funds or the Trust and as permitted by the policies and procedures of the Funds. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the assets in the Sub-Advised Portion. Nothing in this Agreement shall be construed to prevent Sub-Adviser from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

k. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request in such form and detail as requested by the Adviser and the Board, and the Sub-Adviser will make an investment officer available to attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Sub-Advised Portion that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

l. The fair valuation of securities in a Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the investments held by the Sub-Advised Portion, as necessary and reasonably requested by the Adviser or its agent, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

m. Sub-Adviser may not delegate to one or more entities any of the services for which Sub-Adviser is responsible under this Agreement without the prior consent and approval of the Adviser and the Board. In the event that Sub-Adviser requests, and the Adviser and the Board consent to, any such delegation, Sub-Adviser will be responsible for the compensation, if any, of any such entities for such services, will continue to have responsibility and liability for all such services required to be provided under this Agreement and will supervise each delegate in its performance of its services for the Fund with a view to preventing violations of the federal securities laws.

3.       Notice of Certain Events. Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a. Sub-Adviser ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b. the occurrence of any non-routine inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceeding involving the affairs of the Fund or Sub-Adviser’s management of the Sub-Advised Portion;

c. any change in control of Sub-Adviser;

d. any changes in the key personnel who are the portfolio managers responsible for the management of the Sub-Advised Portion prior to such change.

e. any financial condition or other event that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act.

4.       Delivery of Documents. The Adviser will furnish the Sub-Adviser with copies of each of the following documents (i) the Declaration of Trust; (ii) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”); (iii) Prospectus; (iv) Investment Advisory Agreement; and (v) the Policies. The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

5.       Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. The fee will be calculated based on the daily value of the assets of the Sub-Advised Portion (as calculated as described in the Fund’s registration statement), shall be computed daily, and will be paid to the Sub-Adviser not less than monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.

In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect and will be paid within five (5) days of termination together with any other accrued and unpaid fees owing to Sub-Advisor.

6.       Exclusivity. Sub-Adviser acknowledges that reasonable restrictions on its activities and those of its affiliates are necessary to protect the legitimate interests of Adviser and the Trust and their respective affiliates. Accordingly, Sub-Adviser agrees as follows:

a. For a period of thirty-six (36) months commencing on the date of this Agreement, neither Sub-Adviser nor any affiliate or employee of Sub-Adviser shall, directly or indirectly, sponsor, manage or otherwise provide investment advisory services to unitized investment products, exchange traded funds, mutual funds or other investment companies registered under the 1940 Act (other than the Funds) that have substantially similar investment objectives and strategies as the Fund (each a “Competing Fund”), excluding any Competing Fund that is currently operational and directly or indirectly, sponsored, managed, or advised by the Sub-Adviser or any affiliate of Sub-Adviser as of the date of this Agreement.

b. During the term of this Agreement and for a period of thirty-six (36) months thereafter, neither Sub-Adviser nor any affiliate or employee of Sub-Adviser shall, directly or indirectly:

i. sponsor, manage, advise, offer or otherwise establish or create unitized investment products, exchange traded funds, mutual funds, or other investment companies registered under the 1940 Act with or with the assistance of another sub-adviser or manager participating in Adviser’s EMPWR program or who had previously participated in Adviser’s EMPWR program; or

ii. retain as a sub-adviser any other investment adviser or manager participating in Adviser’s EMPWR program or who had previously participated in Adviser’s EMPWR program.

7.       Expenses. During the term of this Agreement, except as otherwise set forth herein, the Sub-Adviser will pay all of its own expenses incurred by it in connection with its activities under this Agreement. For the avoidance of doubt, in no event shall Sub-Adviser have any responsibility for any costs of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund, or any other costs and expenses of the Adviser, the Trust, any Fund or any of their brokers, custodians, or administrators. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser may enter into an agreement with the Adviser or the Funds to limit the operating expenses of the Fund.

8.       Liability and Indemnification. Neither Sub-Adviser nor any of its directors, officers or employees shall be subject to liability to the Adviser, the Trust or the Funds or to any shareholder of the Funds for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Funds, or as a result of any activities of Adviser or any other sub-adviser appointed by the Adviser to provide investment management services to the Funds, provided that nothing herein shall be construed to protect the Sub-Adviser or any director, officer or employee of Sub-Adviser in the event of (i) Sub-Adviser’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, registration statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and the Adviser by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein.

The Sub-Adviser shall indemnify and hold harmless the Adviser, the Funds, and each of its affiliated persons (within the meaning of Section 2(a)(3) of the Investment Company Act) all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended), officers, directors, trustees, and employees (each, an “Adviser Indemnified Party”) from and against any and all claims, losses, liabilities, costs, expenses, or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to (i) Sub-Adviser’s material breach of this Agreement, willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement; or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, registration statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and Adviser by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein.

Neither the Adviser (including its directors, officers and employees) nor the Funds shall be subject to liability to the Sub-Adviser for any error of judgment or mistake of law by the Adviser, pertaining to the Funds, provided that nothing herein shall be construed to protect the Adviser (including its directors, officers and employees) or the Fund in the event of (i) the Adviser’s material breach of this Agreement (including any failure to pay the Sub-Adviser’s compensation as provided herein, which shall be deemed a material breach of this Agreement), willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, registration statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement was made in reliance on information furnished to the Fund and the Adviser by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein.

The Adviser shall indemnify and hold harmless the Sub-Adviser and each of its affiliated persons (within the meaning of Section 2(a)(3) of the Investment Company Act), officers, directors, trustees, and employees (each, a “Sub-Adviser Indemnified Party”) from and against any and all claims, losses, liabilities, costs, expenses or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with this Agreement except to the extent solely resulting from (i) Sub-Adviser’s material breach of this Agreement, own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement; or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, registration statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and the Adviser by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein.

Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Sub-Advised Portion resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Sub-Advised Portion; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, pandemic, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.

No provision of this Agreement shall be construed to protect any director or officer of the Adviser or Sub-Adviser from liability in violation of Sections 17(h) or (i) of the 1940 Act.

The provisions of this Section 8 shall survive the termination of this Agreement.

9.       Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser as follows:

a.       The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect, and is duly registered and/or licensed with all other regulatory bodies necessary or appropriate to perform its obligations under this Agreement; and;

b.       The Sub-Adviser is not prohibited by the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement.

d.       The Sub-Adviser is fully authorized under all applicable law and regulation and the Sub-Adviser’s governing documents to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;

e.       The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts with the power to own and possess its assets and carry on its business as it is now being conducted;

f.       The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

g.       This Agreement is a legal, valid and binding agreement of the Sub-Adviser;

h.       The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

i.       The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

10.     Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.

a.       Duration. This Agreement shall become effective with respect to a Fund upon the date listed on Exhibit A. This Agreement shall continue in effect for a period of two years from the effective date described in this sub-paragraph, subject thereafter to being continued in force and effect from year to year, by agreement of the parties, and if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.

b.       Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:

i.       By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

ii.       By the Adviser upon breach by the Sub-Adviser of any representation, warranty, or covenant contained in this Agreement, which shall not have been cured within twenty (20) days of the Sub-Adviser’s receipt of written notice of such breach;

iii.     By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or

iv.     By the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Board.

This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act. In the event that there is a proposed reorganization or change in control of the Sub-Adviser that, in Trust counsel’s judgment, would act to terminate this Agreement (even if a proposed, expected or possible assignment ultimately does not take place), the Sub-Adviser agrees to assume all reasonable costs and expenses in connection with any actual or proposed assignment of the Agreement, including reasonable costs and expenses associated with the (i) preparation, printing, filing, and mailing of a proxy statement, information statement, or notices, as may be required by applicable law, and (ii) if relevant, solicitation and other costs associated with the use of a proxy statement, related to the continuation or replacement of this Agreement with Sub-Adviser. Nothing in this provision shall be construed to require the Adviser or Fund to seek shareholder approval of a new agreement with Sub-Adviser following a termination of this Agreement by assignment or otherwise.

11.       Regulatory Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

a.       in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

b.       the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser with respect to and in the context of the services provided by the Sub-Adviser hereunder (the policies and procedures referred to in this Section 11(b), along with the policies and procedures referred to in Section 11(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

12.       Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the Sub-Adviser shall treat as confidential all proprietary and/or non-public information pertaining to the Funds, all records and other information relative to the Funds and prior, present or potential shareholders, and the actions of the Sub-Adviser and the Funds in respect thereof. Sub-Adviser will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Funds. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Funds and to assist or enable the effective management of the Adviser’s and the Funds’ overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

13.       Reporting of Compliance Matters.

a.          The Sub-Adviser shall promptly provide to the Adviser the following:

i.       a report of any material violations of the Investment Guidelines, Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a 1 under the 1940 Act) that relate to the services provided by the Sub-Adviser to the Funds that have occurred with respect to the Sub-Adviser’s Compliance Program or the code of ethics of the Sub-Adviser;

ii.       on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program that relate to the services provided by the Sub-Adviser to the Funds;

iii.       a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding their annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act;

iv.       an annual (or more frequently as the Adviser may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 6, Section 9 and Section 11 of this Agreement;

v.       notification of non-routine regulatory examinations of Sub-Adviser and general descriptions of the results of such examinations and of any periodic testing of the Sub-Adviser’s Compliance Program.

b.       The Sub-Adviser shall also provide the Adviser with any certifications, information, and access, during normal business hours, to the Sub-Adviser’s personnel, resources, and facilities that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act (including those resources that will permit testing of the Sub-Adviser’s Compliance Program by the Adviser and facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

14.       Use of Names. During the term of this Agreement, the Adviser or its affiliates shall have permission to use Sub-Adviser’s name in the marketing of the Funds, and agrees to furnish Sub-Adviser, prior to publication, all marketing materials, and all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Funds or the public, which refer to Sub-Adviser in any way. Neither the Sub-Adviser nor any affiliate or agent of it shall make reference to or use the name “Emerge ETF Trust” (the “Name”), the name of any Fund, the name of the Adviser, or any of Adviser’s respective affiliates’ or clients’ names without the prior written approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided that the Sub-Adviser is authorized to disclose the Name and the Adviser’s and the Funds identities as clients of the Sub-Adviser in any representative client list prepared by the Sub-Adviser for use in marketing materials. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services such affiliates or agents provide to the Sub-Adviser or the Funds under this Agreement.

15.       Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

16.       Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.       Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	Emerge Capital Management, Inc. 325 Delaware Avenue, Suite 204 Buffalo, NY 14202 Attention: Lisa Lake Langley, President & CEO Email: llangley@emergecm.com
To the Trust at:	Emerge ETF Trust 325 Delaware Avenue, Suite 204 Buffalo, NY 14202 Attention: Lisa Lake Langley Email: llangley@emergecm.com
To the Sub-Adviser at:	Zevin Asset Management, LLC 2 Oliver St. Suite 806 Boston, MA 02109 Attention: [President, Sonia Kowal] Email: [sonia@zevin.com]

18.       Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

19.       Representations and Warranties of the Adviser.

a.       The Adviser is fully authorized under the Investment Advisory Agreement, all applicable law and regulation and the Adviser’s governing documents to enter into this Agreement.

b.       The Adviser is a corporation duly organized and validly existing under the laws of the State of New York with the power to own and possess its assets and carry on its business as it is now being conducted.

c.       The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

d.        This Agreement is a legal, valid and binding agreement of the Adviser.

20.       Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

21.       Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

22.       Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

23.       Several Obligations. In the event the terms of this Agreement are applicable to more than one Fund of the Trust as specified in Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund. In the event this Agreement is amended, extended or terminated, such amendment, extension or termination shall apply with respect to each and every Fund specified on Schedule A, unless otherwise agreed by the parties in connection with such amendment, extension or termination.

24.       Acknowledgment. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Declaration of Trust. Sub-Adviser agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

25.       Miscellaneous. A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.2

ADVISER:	EMERGE CAPITAL MANAGEMENT, INC.

By:
	Name:	Lisa Lake Langley
	Title:	President and CEO

SUB-ADVISER:	ZEVIN ASSET MANAGEMENT, LLC

By:
Name:
Title:

Emerge ETF Trust, on behalf of Funds listed on Schedule A, hereby acknowledges and agrees to the provision of Section 8 of this Agreement.

EMERGE ETF TRUST

on behalf of the Funds listed on Schedule A

By:
Name:
Title:

[2]	NTD: Cannot be executed until Board approval

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated [____________] between

Emerge Capital Management, Inc.

and

Zevin Asset Management, LLC

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the Sub-Advised Portion of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Emerge EMPWR Sustainable Global Core ETF
Emerge EMPWR Unified Sustainable Equity ETF

EXHIBIT A

FUNDS

Effective as of ________________ ____

The name of each Fund with respect to which Sub-Adviser will provide services under this Agreement, and effective date of the Agreement with respect to such Fund, are set forth below. This Exhibit may be amended by Sub-Adviser and Adviser to add any Funds as agreed by the parties. The parties agree that any modifications to the Fund names shall be incorporated in an amendment to this Exhibit A.

Fund Name	Effective Date
Emerge EMPWR Sustainable Global Core ETF
Emerge EMPWR Unified Sustainable Equity ETF